Exhibit 99.1

TScan Therapeutics Announces Strategic Reorganization to Focus on in vivo Cell Therapy for Solid Tumors

Advances two in vivo-engineered TCR-T candidates for solid tumors to IND-enabling studies with plans to initiate Phase 1 development in Q4 2027

Reports updated data from Cohort C of the Phase 1 ALLOHA™ study; 100% (13/13) patients currently being tracked show complete donor chimerism

Pauses further enrollment in Phase 3 ALLOHA-2™ study of TSC-101 due to insufficient capital; allowing data to mature and actively seeking collaboration partners

Workforce reduction of approximately 75% and strategic reorganization focuses resources on solid tumors and extends runway into Q4 2027

Company to host webcast today, September 2, at 8:30 a.m. ET

WALTHAM, Mass., SEPTEMBER 2, 2026 — TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today announced it is strategically reorganizing to prioritize its in vivo solid tumor program, advancing two product candidates to IND-enabling studies.

The Company also announced updated data from Cohort C of its Phase 1 ALLOHA™ study of TSC-101 in heme malignancies. All patients (13/13) currently being tracked show complete donor chimerism, including two patients who had previously relapsed. TScan has paused further enrollment in the Phase 3 ALLOHA-2™ study of TSC-101 due to insufficient capital needed to complete the trial. The Company will continue to track the 7 patients already enrolled on the treatment arm of ALLOHA-2™, as well as the 13 patients in Cohort C of the Phase 1 ALLOHA™ study. The Company remains committed to reporting updated data on Cohort C patients in Q4 2026 and on all patients treated with the commercial-ready manufacturing process in Q2 2027 and intends to pursue strategic partnerships for its heme and autoimmune programs.

As part of the strategy to prioritize the solid tumor program, the Company will undergo a workforce reduction of approximately 75%. TScan believes that concentrating its capital resources on developing the in vivo-engineered TCR-T product candidates for solid tumor indications, while preserving the potential value of its other programs through strategic partnerships, provides the strongest path forward to creating long-term value for patients and shareholders.

“Last year TScan took a first step towards streamlining the company, enabling us to advance our most promising science,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “We have now seen very encouraging data on patients treated with our commercial-ready manufacturing process for TSC-101, and we firmly believe this is an important product candidate that has the potential to solve a major unmet medical need in heme malignancies. Because we are limited by our ability to access the substantial capital resources needed to complete the Phase 3 trial, we have made the difficult decision to allocate our resources to programs we believe better allow us to create value for all stakeholders, including patients. We have achieved significant clinical, manufacturing, and regulatory success with our heme program, and I am optimistic that it will proceed forward once the data mature and a strategic partner is engaged. I am extremely proud of the team for all they have achieved with this program and am particularly grateful to those employees who are leaving TScan for all they have done to advance our mission.”

Dr. MacBeath continued, “We have made the strategic decision to focus on our in vivo-engineered TCR-T program for solid tumor indications. Our goal is to build on the promise of our prior work, using our two most active TCRs from our ex vivo-manufactured TCR-T program (the Phase 1 PLEXI-T™ study). We believe that the in vivo engineering approach solves the key challenges of traditional autologous cell therapy and that we can build on the remarkable successes we have seen in this field to advance in vivo TCR-T therapy for patients with solid tumors. Our team has made tremendous progress over the past year, and we are now on a path to initiating Phase 1 development by the end of next year.”

Solid Tumors

TScan is advancing a strategy to treat patients with in vivo-engineered TCR-T therapy candidates, initially as singleplexed therapy and ultimately as multiplexed therapy. The Company has now advanced their first two therapeutic candidates, one targeting PRAME and the other targeting MAGE-A4, into IND-enabling studies. The Company believes its in vivo engineering approach will overcome the key limitations of ex vivo-engineered autologous TCR-T, including the cost and difficulty of patient-specific manufacturing, the delay in getting product to patients, and the need for lymphodepletion. The Company expects to share preclinical data in Q1 2027 and file its first IND in Q3 2027, with plans to initiate Phase 1 development in Q4 2027.

Heme Malignancies

Data from the Phase 1 ALLOHA™ study of TSC-101 in patients with heme malignancies undergoing allogeneic hematopoietic cell transplantation (HCT) demonstrate an encouraging safety and clinical efficacy profile. Cohort A of the study demonstrated that patients treated with TSC-101 have more durable remissions and decreased relapse rates compared to control-arm patients. Additionally, early data from Cohort C, in which patients were treated with the commercial-ready manufacturing process, continue to validate the program. Despite being a cohort of patients at very high risk of relapse, all 13 of the patients currently being tracked show complete donor chimerism, including two patients who relapsed and then converted to complete donor chimerism after receiving either a third infusion of TSC-101 and/or additional targeted agents. One patient was previously disclosed to have a non-relapse mortality, unrelated to TSC-101. TSC-101 infusions continue to be generally well-tolerated and observed adverse events are consistent with post-HCT adverse events. These data provide encouraging proof-of-concept for TSC-101 in the post-transplant setting and support the potential of this therapeutic candidate.

Although these data support further development, the Company is pausing the heme malignancies program due to capital constraints. Before this pause, the trial had enrolled 7 patients on the treatment arm. TScan will continue to treat and follow these patients and conduct other study-related activities at significantly reduced ongoing costs. TScan remains committed to the care of patients and intends to continue collecting safety and efficacy data while exploring strategic partnerships that could continue to move the program forward.

Autoimmunity

The Company has identified the targets of pathogenic T-cells in HLA-B*27-associated autoimmune disorders, including ankylosing spondylitis, and is evaluating strategic partnerships for this program.

Organizational Changes

The restructuring announced today is a result of a strategic decision to shift focus and dedicate resources to our solid tumor program. In association with pausing further development of the heme malignancies program, TScan is streamlining its operating plan and organizational structure, is eliminating its internal manufacturing organization, and is significantly reducing its research footprint. This strategic reorganization is expected to produce cumulative cost savings of $55.0 million through the end of 2027 and includes a workforce reduction of approximately 75%. TScan believes its available cash, cash equivalents and marketable securities as of June 30, 2026, will be sufficient to fund its planned operations into Q4 2027.

Webcast to discuss business updates

The Company will host a webcast today to discuss the strategic reorganization to focus on in vivo cell therapy for solid tumors today, Wednesday, September 2, 2026, at 8:30 a.m. ET. Participants can register and access the webcast using this link. A replay will be available following the webcast, accessible at the same link.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company is advancing two therapeutics candidates through IND-enabling studies to treat solid tumors using in vivo-engineered TCR-T cells. In addition, the Company is seeking partnerships for its heme and autoimmune programs. To learn more, visit www.tscan.com and connect with us on LinkedIn and X.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding TScan’s plans, progress, and timing relating to TScan’s solid tumor program, including preclinical and clinical development, strategy regarding singleplexing and multiplexing, presentation of data, and submission of an IND application; TScan’s plans, progress, expectations, and timing relating to TScan’s hematologic malignancies program, including presentation of data from the ALLOHA™ and ALLOHA-2™ clinical trials and the implications of such results, dosing of patients, and strategic partnerships; TScan’s plans, process, expectations, and timing relating TScan’s autoimmunity program; the potential benefits of any of TScan’s proprietary platforms or current or future product candidates in treating patients; TScan’s ability to fund its operating plan into the fourth quarter of 2027 with its existing cash, cash equivalents, and marketable securities; the expected charges, cost reductions and savings, and capital preservation associated with the strategic reorganization; and TScan’s goals, strategy, and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies or clinical trials being predictive of future clinical trial results; TScan’s cleared INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Investor and Media Contact

Caileigh Dougherty

AVP, Head of Corporate Communications & Investor Relations

857-399-9890

cdougherty@tscan.com